Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2022 Financial Results

CHICAGO, April 27, 2022 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, posted strong first-quarter revenue growth, highlighting continued momentum across the business.

"We’re guiding investors through a time of heightened volatility, and pleased that our organic growth remains strong,” said Kunal Kapoor, Morningstar’s chief executive officer. “We’re also increasing investments in compensation and benefits for our teams globally while supporting continued funding of strategic growth initiatives."

First-Quarter 2022 Financial Highlights

●	Revenue increased 16.3% to $457.0 million; organic revenue grew 18.1%.

●	Operating income decreased 16.1% to $56.4 million; adjusted operating income declined 10.6%. First-quarter results included an increase in stock-based compensation expense related to higher scheduled incentives and overachievement of targets under the PitchBook management bonus plan, which contributed 8.2 and 5.9 percentage points to the operating income and adjusted operating income declines, respectively.

●	Diluted net income per share decreased 16.5% to $1.06 versus $1.27 in the prior-year period. Adjusted diluted net income per share decreased 18.5% to $1.41.

●	Cash provided by operating activities was $23.5 million in the quarter, a decrease of 63.4%. Free cash flow was negative $4.5 million compared to positive $41.5 million in the prior year. Cash flow was impacted by higher bonus payouts in the first quarter of 2022 related to 2021 annual performance.

●	Share repurchases totaled $110.6 million during the quarter.

Overview of Financial Results

First-Quarter 2022 Results

Revenue for the period increased 16.3% to $457.0 million. Organic revenue, which excludes all M&A-related revenue, accounting changes, and foreign currency effects, grew 18.1% compared with the prior-year period, reflecting broad-based revenue growth across products and geographies.

License-based revenue grew 17.2% year over year, or 18.8% on an organic basis. PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct all provided meaningful contributions to organic revenue growth in the quarter. Asset-based revenue increased 11.6% year over year, or 14.9% organically. Morningstar Indexes was the largest contributor to organic revenue growth driven by assets under management (AUM), along with positive performance in both Investment Management and Workplace Solutions. As experienced in similar historical periods of market volatility, the structure of certain contracts and the timing of client asset reporting can result in a one-quarter lag between market movements and the impact on earned revenue in these areas. Transaction-based revenue increased 17.3% year over year, or 18.3% on an organic basis, as robust issuance activity in U.S. structured finance asset classes drove revenue growth for DBRS Morningstar.

Operating expense increased 23.0% to $400.6 million in the first quarter. The largest contributors to operating expense growth were compensation, professional fees, commissions, and stock-based compensation.

●	Compensation costs increased $41.6 million in the quarter. This reflects growth in headcount across key areas of the Company including product and software development, data collection and analysis, sales, and service support, in addition to more substantial annual merit increases to employees effective Jan. 1, 2022. The growth in headcount was highest in Morningstar Sustainalytics, PitchBook, DBRS Morningstar, and the Wealth Management product areas to support strategic growth initiatives. Higher benefit costs, including 401(k) plan contributions and healthcare costs, in addition to non-cash increases in vacation accruals and sabbatical expense, contributed to the variance.

●	Professional fees increased $10.4 million primarily due to higher legal fees, the use of third-party resources for software and product development, and M&A-related expenses.

●	Commission costs increased $6.5 million in the quarter due to strong sales performance and higher amortization of capitalized commissions related to prior-year sales performance.

●	Stock-based compensation increased $5.7 million, primarily due to the PitchBook management bonus plan.

First-quarter operating income was $56.4 million, a decrease of 16.1% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses and earn-outs, was $82.5 million in the first quarter of 2022, a decrease of 10.6% compared with the prior-year period. First-quarter operating margin was 12.3%, compared with 17.1% in the prior-year period. Adjusted operating margin was 18.1% in the first quarter of 2022, versus 23.6% in the prior-year period. The year-over-year decline in margin resulted from the increased investment in headcount, compensation and benefits, and continued funding of strategic growth initiatives.

Net income in the first quarter of 2022 was $46.1 million, or $1.06 per diluted share, compared with $54.9 million, or $1.27 per diluted share, in the first quarter of 2021, a decrease of 16.5% on a per share basis. Adjusted diluted net income per share decreased 18.5% to $1.41 in the first quarter of 2022, compared with $1.73 in the prior-year period, excluding non-operating gains, intangible amortization expense, and all other M&A-related expenses.

The effective tax rate was 27.3% versus 20.4% in the prior-year period. The increase in tax rate was primarily attributable to additional reserves recorded for uncertain tax positions that increased the liability for unrecognized tax benefits in the first quarter.

Product Area Highlights

Morningstar is executing its strategy and investing for long-term growth. On a consolidated basis, PitchBook, DBRS Morningstar, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct were the top five contributors of organic revenue growth in the first quarter of 2022. (For performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release.)

Highlights of these and other products include:

License-based

●	PitchBook grew revenue by 49.4% and licenses by 41.1% in the first quarter, a strong start to 2022. Several product releases over the past year helped contribute to revenue performance, including further investment in public equity data, the integration of ESG Risk Ratings from Morningstar Sustainalytics, and enhancements to PitchBook’s proprietary Investor Style Summary analysis tool. PitchBook's continued focus on execution within core data operations and go-to-market activities from marketing and sales delivered strong growth in revenue and bookings.

●	Morningstar Data grew revenue by 7.7%, or 9.7% on an organic basis, in the first quarter with positive contributions across geographies. In the quarter, revenue growth was driven by both fund data and equity data and increased demand from the ongoing change in regulatory landscape, creating new requirements and demand for solutions to support client needs.

●	Morningstar Direct grew first-quarter revenue by 8.3%, or 10.2% organically, on strong demand in both the U.S. and Europe. Direct licenses increased by 6.3% in the quarter and benefited from new users and client renewals due to the continued investment in functionality, new data sets, and access to research that enables users to extract more value from the platform.

●	Morningstar Sustainalytics revenue grew 42.0%, or 47.7% on an organic basis, in the first quarter with continued momentum in all key product lines. Sales of EU Action Plan solutions were robust in the institutional and wealth segments and there was increased demand for ESG data for client reporting purposes. The number of corporate issuers licensing Morningstar Sustainalytics’ ratings across all geographies grew throughout the quarter along with further expansion in second-party opinions.

●	Advisor Workstation grew revenue 1.8%, or 1.9% on an organic basis, in the first quarter with steady demand across North America for solutions addressing the regulatory need for advisors to demonstrate how investment decisions align with client best interest. Demand for personalized financial planning was strong and new information on third-party model portfolios, sustainability metrics, and structured products supported higher client retention.

Asset-based

●	Investment Management revenue increased 4.8%, or 13.1% on an organic basis, in the first quarter led by growth in Morningstar Managed Portfolios in the U.S. For the quarter, assets under management and advisement increased 6.9% versus the prior year, helped by positive net flows. Assets grew to $51.1 billion in the quarter, with Managed Portfolios now representing more than 60% of that total.

●	Workplace Solutions grew revenue by 5.6% in the first quarter, driven by the performance in Morningstar Retirement Manager from both new and existing plans. Assets under management and advisement increased 9.2% in the quarter to $213.9 billion, primarily from growth in managed account offerings.

●	Morningstar Indexes increased revenue by 59.4%, or 54.1% on an organic basis, in the first quarter. Despite market volatility, index products had strong asset flows into investible products linked to Morningstar Indexes and higher levels of index licensing. Moorgate Benchmarks, a company Morningstar acquired in 2021, has also begun contributing to reported revenue in Europe.

Transaction-based

●	DBRS Morningstar grew first-quarter revenue 16.7%, or 17.6% on an organic basis. Growth was led by the U.S. as a result of continued strong issuance volumes and market coverage in the U.S. commercial and residential mortgage-backed securities. This growth was somewhat offset by declines in both Canada and Europe. The decline in Canada was driven by lower corporate and financial institution issuance volume after consecutive years of record issuance, while European market volatility impacted by the geopolitical environment created credit issuance delays within the region.

Balance Sheet and Capital Allocation

As of March 31, 2022, the Company had cash, cash equivalents, and investments totaling $544.9 million and $504.4 million of long-term debt, compared with cash, cash equivalents, and investments of $546.1 million and $359.4 million of long-term debt as of Dec. 31, 2021.

Cash provided by operating activities was $23.5 million for the first quarter of 2022, compared with $64.2 million in the prior-year period. The decline in cash flow was primarily due to the impact of higher bonus payouts in the quarter related to 2021 financial performance.

In the first quarter of 2022, the Company repurchased $110.6 million of its shares, paid $15.5 million in dividends, and spent $7.8 million on acquisitions and other minority investments.

On April 4, 2022, Morningstar announced an agreement to acquire Leveraged Commentary & Data (LCD), a market leader in news, research, data, insights, and indexes for the leveraged finance market from S&P Global. The purchase price is up to $650.0 million in cash, comprised of $600.0 million at closing, subject to certain adjustments, and a contingent payment of up to $50.0 million six months after closing. In conjunction with the announcement, the Company entered into a financing commitment for up to $1.1 billion to support the transaction. The financing is comprised of a five-year term facility and revolving credit facility, which will replace the Company's existing credit facility, and will be used to finance a portion of the purchase price and for other general corporate purposes.

Comparability of Year-Over-Year Results

In addition to intangible amortization expense and M&A-related expenses, certain other items, as detailed below, affected the comparability of first quarter of 2022 results versus the same period in 2021.

First-Quarter 2022 Results

●	Diluted and adjusted net income per share in the current period included $0.13 of non-operating gains.

●	First-quarter 2022 results include a $5.7 million year-over-year increase in stock-based compensation, primarily due to higher scheduled incentives and overachievement of targets under the PitchBook management bonus plan. This reduced diluted net income per share by $0.13.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

2022 Shareholders' Meeting

Shareholders, prospective shareholders, analysts, and other interested parties are cordially invited to attend our 2022 Annual Shareholders' Meeting at 9 a.m. Central Time on Friday, May 13, 2022, at Morningstar’s corporate headquarters at 22 W. Washington St. in Chicago. If you would like to attend, either in person or virtually, please register here. The meeting will cover the official business described in Morningstar’s proxy statement and include presentations from Morningstar’s management team, along with a live question and answer period open to participants both on site and online.

Investor Communication

Morningstar encourages all interested parties —including securities analysts, current shareholders, potential shareholders, and others— to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $265.0 billion in assets under advisement and management as of March 31, 2022. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; the failure to recruit, develop, and retain qualified employees; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities; failing to differentiate our products and services and continuously create innovative, proprietary, and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2022 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share amounts)	2022	2021	Change
Revenue	$457.0	$392.8	16.3%
Operating expense:
Cost of revenue	191.3	157.3	21.6%
Sales and marketing	81.4	61.9	31.5%
General and administrative	90.3	69.8	29.4%
Depreciation and amortization	37.6	36.6	2.7%
Total operating expense	400.6	325.6	23.0%
Operating income	56.4	67.2	(16.1)%
Operating margin	12.3%	17.1%	(4.8) pp

Non-operating income, net:
Interest expense, net	(2.4)	(2.8)	(14.3)%
Other income, net	9.0	2.9	NMF
Non-operating income, net	6.6	0.1	NMF

Income before income taxes and equity in net income of unconsolidated entities	63.0	67.3	(6.4)%
Equity in net income of unconsolidated entities	0.4	1.7	(76.5)%
Income tax expense	17.3	14.1	22.7%
Consolidated net income	$46.1	$54.9	(16.0)%

Net income per share:
Basic	$1.07	$1.28	(16.4)%
Diluted	$1.06	$1.27	(16.5)%
Weighted average shares outstanding:
Basic	43.0	42.9	0.2%
Diluted	43.3	43.3	—%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
(in millions)	2022	2021
Operating activities
Consolidated net income	$46.1	$54.9
Adjustments to reconcile consolidated net income to net cash flows from operating activities	42.5	44.6
Changes in operating assets and liabilities, net	(65.1)	(35.3)
Cash provided by operating activities	23.5	64.2
Investing activities
Capital expenditures	(28.0)	(22.7)
Acquisitions, net of cash acquired	(6.8)	—
Purchases of equity-method investments	(1.0)	(5.2)
Other, net	2.1	(5.5)
Cash used for investing activities	(33.7)	(33.4)
Financing activities
Common shares repurchased	(110.6)	—
Dividends paid	(15.5)	(13.5)
Repayments of long-term debt	(30.0)	(45.0)
Proceeds from long-term debt	175.0	—
Other, net	(7.1)	(7.5)
Cash provided by (used for) financing activities	11.8	(66.0)
Effect of exchange rate changes on cash and cash equivalents	(1.9)	(3.7)
Net decrease in cash and cash equivalents	(0.3)	(38.9)
Cash and cash equivalents-beginning of period	483.8	422.5
Cash and cash equivalents-end of period	$483.5	$383.6

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of March 31,	As of December 31,
(in millions)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$483.5	$483.8
Investments	61.4	62.3
Accounts receivable, net	276.4	268.9
Income tax receivable, net	—	8.9
Other current assets	81.5	63.7
Total current assets	902.8	887.6

Goodwill	1,202.6	1,207.0
Intangible assets, net	321.6	328.2
Property, equipment, and capitalized software, net	176.5	171.8
Operating lease assets	145.4	149.2
Investments in unconsolidated entities	64.1	63.3
Deferred tax asset, net	13.2	12.8
Other assets	43.2	42.8
Total assets	$2,869.4	$2,862.7

Liabilities and equity
Current liabilities:
Deferred revenue	$428.6	$377.4
Accrued compensation	153.3	273.7
Accounts payable and accrued liabilities	72.7	76.5
Operating lease liabilities	37.4	36.4
Contingent consideration liability	17.0	17.3
Other current liabilities	11.5	2.2
Total current liabilities	720.5	783.5

Operating lease liabilities	129.1	135.7
Accrued compensation	18.0	16.3
Deferred tax liability, net	93.7	101.7
Long-term debt	504.4	359.4
Other long-term liabilities	52.0	50.2
Total liabilities	1,517.7	1,446.8
Total equity	1,351.7	1,415.9
Total liabilities and equity	$2,869.4	$2,862.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended March 31,
(in millions)	2022	2021	Change	Organic (1)
Revenue by type
License-based (2)	$311.9	$266.1	17.2%	18.8%
Asset-based (3)	68.5	61.4	11.6%	14.9%
Transaction-based (4)	76.6	65.3	17.3%	18.3%

Key product area revenue
PitchBook	$92.0	$61.6	49.4%	49.4%
DBRS Morningstar (5)	69.2	59.3	16.7%	17.6%
Morningstar Data	63.3	58.8	7.7%	9.7%
Morningstar Direct	45.6	42.1	8.3%	10.2%
Investment Management	30.8	29.4	4.8%	13.1%
Workplace Solutions	26.6	25.2	5.6%	5.6%
Morningstar Sustainalytics	24.7	17.4	42.0%	47.7%
Morningstar Advisor Workstation	23.2	22.8	1.8%	1.9%

	As of March 31,
Assets under management and advisement (approximate) ($bil)	2022	2021	Change
Workplace Solutions
Managed Accounts	$115.5	$100.7	14.7%
Fiduciary Services	56.7	55.9	1.4%
Custom Models/CIT	41.7	39.2	6.4%
Workplace Solutions (total)	$213.9	$195.8	9.2%
Investment Management
Morningstar Managed Portfolios	$31.9	$29.0	10.0%
Institutional Asset Management	11.4	12.1	(5.8)%
Asset Allocation Services	7.8	6.7	16.4%
Investment Management (total)	$51.1	$47.8	6.9%

Asset value linked to Morningstar Indexes ($bil)	$151.3	$97.1	55.8%

	Three months ended March 31,
	2022	2021	Change
Average assets under management and advisement ($bil)	$265.1	$235.2	12.7%

(1) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revision to accounting practices, and the effect of foreign currency translations.

(2) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, Morningstar Advisor Workstation, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5)  For the three months ended March 31, 2022, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 36.0%. For the three months ended March 31, 2021, recurring revenue was 36.9%.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

●	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revision to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue),

●	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs) (adjusted operating income),

●	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

●	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and non-operating gains/losses (adjusted diluted net income per share), and

●	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior-year period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31,
(in millions)	2022	2021	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$457.0	$392.8	16.3%
Less: acquisitions	(0.5)	—	NMF
Less: accounting changes	—	(1.8)	NMF
Effect of foreign currency translations	5.1	—	NMF
Organic revenue	$461.6	$391.0	18.1%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$56.4	$67.2	(16.1)%
Add: intangible amortization expense	14.1	15.6	(9.6)%
Add: M&A-related expenses	4.9	3.8	28.9%
Add: M&A-related earn-outs (1)	7.1	5.7	24.6%
Adjusted operating income	$82.5	$92.3	(10.6)%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	12.3%	17.1%	(4.8) pp
Add: intangible amortization expense	3.1%	4.0%	(0.9) pp
Add: M&A-related expenses	1.1%	1.0%	0.1 pp
Add: M&A-related earn-outs (1)	1.6%	1.5%	0.1 pp
Adjusted operating margin	18.1%	23.6%	(5.5) pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.06	$1.27	(16.5)%
Add: intangible amortization expense	0.24	0.27	(11.1)%
Add: M&A-related expenses	0.08	0.06	33.3%
Add: M&A-related earn-outs (1)	0.16	0.13	23.1%
Less: non-operating gains (2)	(0.13)	—	NMF
Adjusted diluted net income per share	$1.41	$1.73	(18.5)%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$23.5	$64.2	(63.4)%
Capital expenditures	(28.0)	(22.7)	23.3%
Free cash flow	$(4.5)	$41.5	(110.8)%

NMF - Not meaningful, pp - percentage points

(1) Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Morningstar Sustainalytics.

(2) Non-operating gains in the three months ended March 31, 2022, related to unrealized gains on investments.